LORD GLOBAL CORPORATION

May 1, 2020

eWellness Healthcare Corporation
333 Las Olas Way
Suite 100
Ft. Lauderdale FL 33301
Attn: Darwin Fogt, CEO

Re: Letter of Intent

Dear Mr. Fogt:

This non-binding letter of intent (this "Letter of Intent") sets forth the intention of the undersigned Lord Global Corporation, a Nevada corporation ("LRDG"), to enter into a transaction with eWellness Healthcare Corporation ("EWLL" or the "Company"), each of which may be referred to as a "Party" or, together, the "Parties"), as set forth below:

The proposed terms of the Transaction are as follows:

1. Definitive Agreement. Consummation of the Transaction, as contemplated, will be subject to the negotiation and execution of a mutually satisfactory Definitive Agreement by and between the Parties, together with any and all ancillary agreements and documents (collective, the "Transaction Documents"), setting forth the specific terms and conditions of the Transaction. The execution of the Definitive Agreements by the Parties is subject to the completion of a satisfactory review of the respective legal, financial and business conditions of the Parties. The Parties will use their commercially reasonable best efforts to negotiate in good faith the Definitive Agreements, which will contain, among other standard terms and conditions, including the following provisions:

2. It is the intention of the Parties that LRDG to issue EWLL shares of LRDG's newly authorized convertible preferred stock ("LRDG Convertible Preferred") the share of which will be convertible into 2 million shares of LRDG common stock, subject to a 4.9% blocker. The intention is to raise significant equity proceeds that could equal $10 million or more for EWLL.

3. In Parties intend that LRDH will create an effective US marketing company for PHZIO and MSK360

4. The Parties plan on executing a Definitive Agreement after the current EWLL S-1 declared effective by the SEC, which is only pending approval by FINRA of the terms of the Placement Agent Agreement.

5. LRDG commits to fund the initial funding in the amount of $250,000 for EWLL on or about May 15, 2020, which LRDG will fund by its commitment to invest in EWLL an amount equal to 50% of all convertible note financing received by LRDG during the 12 month period from the execution of the Definitive Agreement. The Parties understand that LRDG has received verbal commitments from accredited investors for convertible note funding to LRDG of at least $250,000.

6. In addition to the funding set forth in Section 5 above, LRDG commits to file the S-1 as soon as reasonably practicable, subject to expedited preparation of the S-1 and review by LRDG's independent auditors and counsel. LRDG reasonably expect that the S-1 to raise significant equity proceeds that could equal $10 million or more for EWLL and further expects that the S-1 will be declared effective by the SEC and that EWLL will receive the larger funding by or about July 1, 2020.

7. Presently, the Parties acknowledge that EWLL's business is growing rapidly, EWLL's existing corporate and capital structure is severely limiting the business opportunities for EWLL's continued growth.

8. LRDG has agreed in principle to become the marketing partner in the business of marketing for EWLL's PHZIO and MSK360 operations to independent contractors and gig workers, which include virtually all physical therapists in consideration for a 10% commission payable to LRDG and LRDG has further agreed to engage top marketing executives from Peloton, among other successful companies to further this marketing commitment.

9. The Parties acknowledge that LRDG has the proper capital structure to support its above commitments to EWLL, based upon the facts that LRDG presently has approximately fifty thousand shares in CEDE (the DTC System), representing the "public float" and also has one million shares of common stock issued to an LRDG founder and CEO, Joseph Frontiere, with a majority of LRDG's remaining capital stock evidenced by shares of convertible preferred stock, similar to those of EWLL's new series of preferred stock that are to be issued to management and consultants.

10. In consideration for LRDG's financing and marketing commitment to EWLL, the Definitive Agreement will provide that EWLL will assign 25% of EWLL's cash flow from its revenue stream (the "EWLL Revenue Stream") shall be paid to LRDG in arrears, on a quarterly basis, starting upon signing Definitive Agreement.

11. LRDG believes that its S-1 should be declared effective rather quickly thereby enabling EWLL to access the larger capital raise referenced in Section 6 above. The Parties agree that EWLL shall have the right during the 1-year period following execution of the Definitive Agreement to repurchase up to 20% of the allocated EWLL Revenue Stream in consideration for repayment of 150% of amount of the convertible note proceeds received by LRDG and advanced to EWLL.

12. If EWLL does not receive at least $250,000 by or about May 20, 2020, either LRDG or EWLL may terminate the transaction.

LORD GLOBAL CORPORATION	eWELLNESS HEALTHCARE CORPORATION
By: ______________________	By: ______________________
Name: Joseph Frontiere	Name: Darwin Fogt
Title: Chief Executive Officer	Title: Chief Executive Officer